EXHIBIT 99.1

AHERN RENTALS, INC. ANNOUNCES AMENDMENT TO ITS $350 MILLION CREDIT FACILITY AND COMPLETION OF $95 MILLION TERM LOAN FINANCING

On January 8, 2010, Ahern Rentals, Inc. (the “Company”) effected an amendment and restatement of its Amended and Restated Loan and Security Agreement dated as of August 18, 2005, among the Company, the Lenders named therein, Bank of America, N.A., as administrative agent for the Lenders and Wachovia Bank, National Association, as collateral agent for the Lenders (such agreement, as amended and restated on January 8, 2010, the “Credit Facility”). The Credit Facility adds a $95 million term loan facility to the existing revolving facility, among other things.

The revolving line of credit under the Credit Facility matures on August 21, 2011 and provides for up to $350 million in revolving loans.  Taking into account a $40 million availability block, the Company can borrow up to an aggregate of $310 million. Advances under the revolver are limited based on reserves required by the revolving lenders and a percentage of qualified collateral. As of January 8, 2010, the Company’s borrowing base under the Credit Facility was $310 million; under the Indenture, dated as of August 18, 2005, between the Company, as Issuer, and Wells Fargo, N.A., as Trustee, as amended (the “Indenture”), the Company was limited to borrowings under the Credit Facility of no more than $396 million.

Borrowings under the amended revolving line of credit bear interest at variable rates based on LIBOR or a base rate, as selected by the Company, plus margin.  The margin varies from 350 to 400 basis points for LIBOR-based loans and from 250 to 300 basis points for base rate loans, depending upon the Company’s fixed charge coverage ratio for the most recently ended four fiscal quarters.

New term loan notes in the aggregate principal amount of $95 million (the “Term Loan”) have been issued to Liberty Harbor Master Fund I, L.P. and certain of its affiliates under the Credit Facility (the “Liberty Harbor Transaction”).  Of the $95 million aggregate principal amount of new notes evidencing the Term Loan, $55 million was issued for $55 million of cash and $40 million was issued in exchange for $53.3 million aggregate principal amount of the Company’s 9 1/4% Second Priority Senior Secured Notes due 2013.

The Term Loan bears interest at a rate of 16% per annum, payable in cash on the 15th of each month, and has a final maturity of December 15, 2012.

The Credit Facility, including amounts outstanding under the revolver and the Term Loan Notes, represents senior secured obligations of the Company and is secured by first priority liens upon substantially all of the Company’s existing and future acquired assets.  The Credit Facility contains covenants that limit the Company’s ability to, among other things: incur additional indebtedness; pay dividends or make other specified payments, investments, loans and guarantees; incur liens; prepay debt; enter into transactions with affiliates; sell all or substantially all of its assets or merge with or into other companies; and enter into sale and leaseback transactions.  The Credit Facility also imposes financial tests relating to the Company’s capital expenditures and equipment utilization.

The net proceeds of approximately $47 million of the Term Loan were used to repay outstanding loans under the revolving line of credit under the Credit Facility.  After giving effect to the Liberty Harbor Transaction and taking into account the amendments to the revolving credit facility, the Company had approximately $41 million in borrowing availability, and an additional $27 million in suppressed availability.

In addition to the Liberty Harbor Transaction and the amendment and restatement of the Credit Facility described in this press release, the Company previously announced the successful completion of a consent solicitation to amend the Indenture governing its 9 1/4% Second Priority Senior Secured Notes.  These transactions have provided the Company with additional liquidity to continue to execute the business strategy described in the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2009, including the opening of new branches and the repositioning of its high reach rental fleet to new and stronger markets.  Don Ahern, the Company’s Chief Executive Officer, commented: “We are very appreciative of the support of our bank group, Liberty Harbor and our existing bondholders in helping us achieve this important financing.  We will continue to execute on our business strategy so that Ahern Rentals can successfully navigate the severe industry downturn we are currently encountering and emerge on the other side with a stronger company and an improved geographic footprint that will allow us to resume our history of growth.”

Oppenheimer & Co. acted as exclusive financial advisor to the Company on the transaction and also served as the solicitation agent for the consent solicitation.

About Ahern Rentals, Inc.

Ahern Rentals is an equipment rental company with locations primarily in the southwestern United States. Through our network of equipment rental locations, we rent a full range of equipment, sell our used rental equipment, new equipment, parts, supplies and related merchandise, and provide maintenance, repair and other services that supplement our rental activities. The types of equipment we rent range from a fleet of high reach and earth engaging units to hand tools. For more information about Ahern Rentals, visit www.ahern.com.

Forward-Looking Statements

This press release contains forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially.  You should carefully review the risks described in the documents Ahern files from time to time with the Securities and Exchange Commission.  When used in this press release, the words “expects,” “could,” “would,” “may,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “targets,” “estimates,” “looks for,” “looks to,” and similar expressions are generally intended to identify forward-looking statements.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Ahern undertakes no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this press release.